Exhibit 99.1

Raptor Pharmaceutical Enrolls First Patient in
Pivotal Phase 3 Study of DR Cysteamine for the Potential
Treatment of Cystinosis

Randomized, Crossover Study to Evaluate DR Cysteamine as a Lower-Dose, More Tolerable Alternative to Immediate-Release Cysteamine

Novato, California, June 28, 2010 – Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (NASDAQ: RPTP), announced that it has enrolled the first patient in a pivotal Phase 3 clinical trial of its proprietary delayed-release oral formulation of cysteamine bitartrate (“DR Cysteamine”) in patients with nephropathic cystinosis (“cystinosis”).

In November 2009, Raptor completed its Phase 2b clinical trial of DR Cysteamine in cystinosis. DR Cysteamine demonstrated improved tolerability and the potential to reduce total daily dosage and administration frequency compared to immediate-release cysteamine bitartrate. Immediate-release cysteamine bitartrate is the only drug therapy approved for marketing by the U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”) for this indication. Despite being a standard of care, gastrointestinal side effects and a strict around-the-clock, every 6 hour  dosing schedule for immediate-release cysteamine bitartrate create tolerability and compliance issues for cystinosis patients that DR Cysteamine is designed to address.

The Phase 3 clinical trial is designed as a multi-center, randomized, crossover, outpatient study of the safety, tolerability, pharmacokinetics (“PK”) and pharmacodynamics (“PD”) of every 12-hour DR Cysteamine compared to immediate-release cysteamine bitartrate in cystinosis patients.  The design of this clinical study is a result of discussions with the FDA under a Special Protocol Assessment (“SPA”) process by which FDA provided significant guidance on trial protocol design, clinical endpoints, and statistical analyses.  The primary endpoint of the study is the steady-state white blood cell (“WBC”) cystine levels of patients taking DR Cysteamine compared to immediate-release cysteamine bitartrate. Secondary endpoints are the safety and tolerability of DR Cysteamine and the comparability of steady-state PK of DR Cysteamine and immediate-release cysteamine bitartrate in cystinosis patients.

“The initiation of the Phase 3 clinical trial is a key advancement in our DR Cysteamine program and extends the positive momentum generated by the recent Orphan Medicinal Product Designation of DR Cysteamine for cystinosis from the European Medicines Agency,” stated Ted Daley, president of Raptor. “We believe this study represents an important step forward in the potential treatment of cystinosis as DR Cysteamine offers the potential to improve compliance and long-term treatment outcomes for cystinosis patients by delivering what we believe is a pharmacodynamic result equivalent to immediate-release cysteamine bitartrate using a 30 percent lower daily dose, and twice-daily administration schedule.”

The Phase 3 clinical trial will involve up to nine sites in North America and Europe.  The Company expects to initially enroll up to 30 patients.   Patients who complete the nine-week clinical trial will be offered enrollment into a long-term follow-on study.  The Company anticipates that the Phase 3 clinical trial will be completed in six months.

“We would like to thank our colleagues at the FDA for their input into this trial’s design,” remarked Patrice P. Rioux, M.D., Ph.D., Chief Medical Officer of Raptor.  “Every night, parents of kids with cystinosis face the challenge of waking their young child in the middle of the night to take their medicine, disrupting their sleep with a drug that frequently causes nausea. Unfortunately, this means that the important nocturnal dose is often skipped and as a consequence patients do not receive the full benefit of the therapy because it is critical that the drug be administered on a strict 6-hour schedule. Our goal with DR Cysteamine is to improve the prospects of full patient compliance by allowing for twice a day dosing with what we believe is a better tolerated formulation.  We believe that this dosing adjustment will have a significant impact on the quality of life of cystinosis patients and their families and enable clinicians to achieve better therapeutic control.”

About Cystinosis

Cystinosis is an inborn metabolic error characterized by the abnormal transport of cystine, an amino acid, out of the lysosomes. Failure to treat cystinosis can cause serious health consequences, including renal failure and resultant kidney transplant, growth failure, rickets, photophobia and blindness. Symptom onset typically occurs within the first year of life, when cystine crystals accumulate in various tissues and organs, including the kidneys, brain, liver, thyroid, pancreas, muscles and eyes.

About Cysteamine and DR Cysteamine

Immediate-release cysteamine bitartrate is approved for sale by the FDA and EMA to treat cystinosis, a rare, genetic lysosomal storage disease. DR Cysteamine is Raptor’s proprietary enteric-coated, microbead formulation of cysteamine bitartrate in gelatin capsules designed to potentially reduce dosing frequency and gastrointestinal side effects.

In December 2007, Raptor obtained an exclusive, worldwide license from the University of California, San Diego (“UCSD”) for the development of cysteamine and DR Cysteamine for a number of potential indications including cystinosis, Huntington’s Disease, NASH and Batten Disease.

About Special Protocol Assessments

The Special Protocol Assessment (“SPA”) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed trial protocols that are intended to form the basis for a New Drug Application (“NDA”). Final marketing approval depends on the results of efficacy, the adverse event profile and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 trial.  Additional information pertaining to the SPA process can be found via the following URL: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) (“Raptor”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it can have the greatest potential impact. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), Huntington’s Disease (“HD”),  aldehyde dehydrogenase (“ALDH2”) deficiency, and a non-opioid solution designed to potentially treat chronic pain.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that DR Cysteamine will improve compliance and long-term treatment outcomes for cystinosis patients; that the pharmacodynamic result of DR Cysteamine is equivalent to immediate release cysteamine using a 30 percent lower daily dose and twice daily administration schedule; that the Phase 3 clinical trial of DR Cysteamine will commence, that it be completed in 6 months; that the Phase 3 clinical trial will involve up to nine sites in North America and Europe or that it will include up to 30 patients; that DR Cysteamine will be a better tolerated formulation than immediate-release cysteamine bitartrate or that it will have a significant impact on the quality of life of cystinosis patients and their families and enable clinicians to achieve better therapeutic control; that Raptor will be able  to successfully develop DR Cysteamine or any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company’s process; that Raptor’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor’s products may not work as well as hoped or worse, that the Company’s products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor’s products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including Raptor’s current report on Form 8-K filed with the SEC on February 5, 2010; and Raptor’s quarterly report on Form 10-Q filed with the SEC on April 9, 2010, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.  Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

For more information, please contact:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

The Ruth Group (media)
Jason Rando
(646) 536-7025
jrando@theruthgroup.com